UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2009

FEDERAL HOME LOAN MORTGAGE CORPORATION (Freddie Mac)
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-53330	52-0904874
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8200 Jones Branch Drive, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-903-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

In the Form 10-Q filed by Freddie Mac (formally the Federal Home Loan Mortgage Corporation) on May 12, 2009, Freddie Mac disclosed that its liabilities exceeded its assets by $6.01 billion at March 31, 2009 and that the Federal Housing Finance Agency (FHFA) had submitted a draw request, on Freddie Mac's behalf, to the U.S. Department of the Treasury (Treasury) under the Amended and Restated Senior Preferred Stock Purchase Agreement, as amended on May 6, 2009, between Freddie Mac and Treasury in the amount of $6.1 billion. The draw request submitted by FHFA was rounded up to the nearest $100 million. Pursuant to FHFA's request, on June 30, 2009, Treasury provided $6.1 billion in immediately available funds to Freddie Mac. As a result of this draw, the aggregate liquidation preference of the senior preferred stock has increased from $45.6 billion to $51.7 billion, and the amount remaining under Treasury's funding agreement is $149.3 billion, which does not include the $1 billion of senior preferred stock issued to Treasury as initial consideration for its funding commitment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION (Freddie Mac)

July 1, 2009	By:	John R. Dye

Name: John R. Dye
Title: Senior Vice President, Principal Deputy General Counsel - Corporate Affairs